Exhibit 5.1

Jachthavenweg 121
1081 KM Amsterdam
Yandex N.V.		P.O. Box 75265
Laan Copes van Cattenburch 52		1070 AG Amsterdam
2585 GB The Hague		The Netherlands
The Netherlands

T +31 20 6789 123
F +31 20 6789 589
Date	11 March 2013
Your ref.	-
Our ref.	40.00.1708
Subject	Yandex N.V. - SEC Exhibit 5 Legal Opinion

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to Yandex N.V. (the “Company”) in connection with the offering by the Selling Shareholders (as defined in the Underwriting Agreement defined below) (the “Offering”) of 26,679,386 Class A Ordinary Shares with a nominal value of EUR 0.01 each in the capital of the Company (the “Offer Shares”), including up to 2,425,399 additional Class A Ordinary Shares with a nominal value of EUR 0.01 each in the capital of the Company, in each case pursuant to an Underwriting Agreement to be entered into among Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. as Underwriters, the Company and the Selling Shareholders (the “Underwriting Agreement”).

This legal opinion is furnished to you in order to be filed as an Exhibit to the Form F-3 Registration Statement relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”). Unless otherwise defined in this legal opinion (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Registration Statement will have the same meanings when used in this legal opinion.

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (the “Documents”) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed:

a)      the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

b)      that (1) the Shareholders Register accurately reflects the ownership of, and security interests, attachments and other encumbrances over, the issued share capital of the Company and (2) the Extract, and the factual confirmations contained in the Corporate Resolutions and the Management Certificate, accurately and completely reflect the matters purported to be evidenced thereby; and

c)      that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this legal opinion;

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published on the date hereof. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1       The Company is duly incorporated and is validly existing under Dutch law as a limited liability company (naamloze vennootschap).

2       The Offer Shares have been validly issued and fully-paid and are non-assessable.

3       Subject to the limitations set forth therein, the statements of law or legal conclusions included in the Prospectus Supplement under the heading “Taxation - Taxation in the Netherlands” constitute the opinion of Van Doorne N.V. as to the material Dutch tax consequences to holders of the acquisition, ownership and transfer of Class A shares.

The opinions expressed above are subject to the following qualifications:

(A)    The term “non-assessable” as used in this legal opinion means that the holder of a share will not by reason of merely being such holder, be subject to assessment of calls by the Company or its creditors for further payment on such share.

(B)    Registration in and deregistration from a shareholders register is not a constitutive requirement under the laws of the Netherlands for (i) authorisation, creation, issue, transfer, cancellation or redemption of shares in the capital of a company or (ii) the creation of any lien, claim or other encumbrance, including without limitation a right of pledge or a right of usufruct with respect to shares; consequently, there is no way of verifying conclusively whether the information contained in the Shareholders Register is accurate.

This legal opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Documents or otherwise. This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail and (iii) this legal opinion shall be governed by, and construed in accordance with, Dutch law.

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion as Exhibit 5 to the Registration Statement, the reference to Van Doorne N.V. in the Registration Statement under the caption “Legal Matters” and the summary of our opinion under the caption “Enforceability of Civil Liabilities” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,
Van Doorne N.V.

/s/ ROEL J. BOTTER	/s/ W.E. VAN ASBECK

R.J. Botter	W.E. van Asbeck

SCHEDULE

1                    a copy of the Deed of Incorporation of the Company, dated 10 June 2004 (the “Deed of Incorporation”);

2                    a copy of a Deed of Issue, dated 18 January 2007 and made between the Company and OAK Tree Management B.V. pursuant to which 8,992,169 ordinary shares in the capital of the Company were issued to OAK Tree Management B.V.;

3                    a copy of the Articles of Association of the Company as amended on 19 January 2007;

4                    a copy of a Deed of Sale of Transfer, dated 19 January 2007 and made between OAK Tree Management B.V. as Seller and the Buyers referred to therein pursuant to which the Seller sold and transferred 10,792,169 ordinary shares in the capital of the Company to the Buyers;

5                    a copy of the Articles of Association of the Company as amended on 13 October 2008;

6                    a copy of a Deed of Issue, dated 13 October 2008 and made between the Company and the Participants referred to therein pursuant to which 3,014,426,205 ordinary shares in the capital of the Company were issued to the Participants;

7                    a copy of the Articles of Association of the Company as amended on 14 October 2008;

8                    a copy of a Deed of Issue, dated 30 December 2008 and made between the Company and BC&B (as defined therein) pursuant to which 42,000 Class A Ordinary Shares in the capital of the Company were issued to BC&B;

9                    a copy of a Deed of Issue, dated 30 December 2008 and made between the Company and BC&B (as defined therein) pursuant to which 28,448 Class A Ordinary Shares in the capital of the Company were issued to BC&B;

10                  a copy of a Deed of Issue, dated 30 December 2008 and made between the Company and BC&B (as defined therein) pursuant to which 28,000 Class A Ordinary Shares in the capital of the Company were issued to BC&B;

11                  a copy of a Deed of Issue, dated 30 December 2008 and made between the Company and BC&B (as defined therein) pursuant to which 17,500 Class A Ordinary Shares in the capital of the Company were issued to BC&B;

12                  a copy of the Articles of Association of the Company as amended on 26 August 2009;

13                  a copy of the Articles of Association of the Company as amended on 27 May 2011;

14                  a copy of a Share Transfer Agreement, dated 6 June 2011 and made between Cavendish Nominees Limited, Dehus Dolmen Nominees Limited, Strickland Holdings Limited and the Company;

15                  a copy of Share Transfer Agreement, dated 6 June 2011 and made between Strickland Holdings Limited, BC&B Holdings B.V. and the Company;

16                  a copy of the Articles of Association of the Company as amended on 21 May 2012 (the “Articles of Association”);

17                  a copy of a Share Exchange and Transfer Agreement, dated 4 February 2013 and made between BC&B Holdings B.V., Belka Holdings Limited, the other parties referred to therein and the Company;

18                  a copy of the Minutes of the Meeting of the Board of Directors of the Company, held on 7 March 2013 (the “Corporate Resolutions”);

19                  a copy of the Management Certificate of the Company, dated 7 March 2013 and attached hereto as Annex 1 (the “Management Certificate”);

20                  a copy of the Shareholders Register of the Company (the “Shareholders Register”);

21                  an extract in respect of the Dutch Company from the Commercial Register (Handelsregister), dated 11 March 2013 (the “Extract”);

22                  a copy of a draft Underwriting Agreement;

23                  a copy of the Registration Statement; and

24                  a copy of a prospectus supplement to be dated 11 March 2013 relating to the offering of 24,253,987 Class A Ordinary Shares in the capital of the Company.

* * *

Annex 1

Management Certificate

THE UNDERSIGNED:

(i)            Arkady Yuryevich Volozh (Executive Director); and

(ii)           Ilya Valentinovich Segalovich (Executive Director),

acting in their capacity as members of the board of Yandex N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in The Hague, the Netherlands and its place of business at Laan Copes van Cattenburch 52, 2585 GB The Hague, the Netherlands, registered with the Commercial Register under number 27265167 (the “Company”),

WHEREAS:

(A)          this is the Management Certificate referred to in the opinion from Van Doorne N.V. re “Yandex N.V. - SEC Exhibit 5 Legal Opinion” (the “Opinion”);

(B)          capitalised terms used and not otherwise defined in this Management Certificate shall have the meaning ascribed to them in the Opinion, unless otherwise stated herein or the context otherwise requires;

HEREBY CERTIFY:

(1)           that no defects (gebreken) attach to the formation (totstandkoming) of the Company and that the Deed of Incorporation has been signed by a Dutch civil-law notary (notaris) on the basis of a valid certificate of no-objection (verklaring van geen bezwaar);

(2)           that the Corporate Resolutions have been validly adopted and have not been revoked; and

(3)           that (a) no resolution for the dissolution (ontbinding) of the Company has been taken, no application has been made for the bankruptcy (faillissement) or the (provisional) suspension of payments (surséance van betaling) of the Company, (b) the Company has not been dissolved or has not been declared bankrupt or granted a (provisional) suspension of payments in the Netherlands, (c) no foreign insolvency proceedings have commenced in respect of the Company and (d) no order for the administration of assets of the Company has been made.

This Management Certificate is provided to Van Doorne N.V., with the understanding that they will rely thereon in, and will assume the correctness of the above statements as of the date of, the Opinion.

By:	/s/ Arkady Volozh	By:	/s/ Ilya Segalovich
Title:	Executive Director	Title:	Executive Director
Date:	7 March 2013	Date:	7 March 2013